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                          SECURITIES PURCHASE AGREEMENT
                           AND PLAN OF REORGANIZATION



     THIS SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into on July 3, 1996 by and among VIRTUAL TELECOM, INC., a Delaware corporation ("VTI-Delaware"); and NEIL GIBBONS and DANIEL HUBER. (Mr. Gibbons and Mr. Huber are sometimes referred to herein as the "Selling Stockholders.")


                                 R E C I T A L S


     A. VTI-Delaware has authorized capital stock consisting of 20,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. VTI-Delaware has no shares of Common Stock or Preferred Stock issued or outstanding.

     B. The Selling Shareholders are the sole stockholders of Virtual Telecom SA, a Switzerland corporation ("Virtual-SA"). Virtual-SA has an authorized capitalization consisting of 100 uncertificated shares of capital stock, all of which are issued, outstanding and held by the Selling Shareholders.

     C. The Selling Stockholders wish to sell, and VTI-Delaware wishes to acquire, all of the issued and outstanding shares of Virtual-SA capital stock on the Closing Date (as defined below), in exchange for VTI-Delaware's transfer to the Selling Stockholders of an aggregate of 3,193,540 shares of VTI-Delaware common stock, subject to and upon the terms and conditions hereinafter set forth.

                                A G R E E M E N T

     It is agreed as follows:

     1.  SECURITIES PURCHASE AND REORGANIZATION.

          1.1 AGREEMENT TO EXCHANGE SECURITIES. Subject to and upon the terms and conditions set forth herein, each Selling Stockholder agrees to sell, assign, transfer and deliver to VTI-Delaware, and VTI-Delaware agrees to purchase from each Selling Stockholder, on the Closing Date, all of the Selling Shareholders' right, title and interest in and to the outstanding shares of capital stock of Virtual-SA (collectively, the "Virtual-SA Shares") owned by the respective Selling Stockholder, in exchange for the transfer, on the Closing Date, by VTI-Delaware to each Selling Stockholder of 1,596,770 shares VTI-Delaware's $.001 par value common stock (collectively, the "VTI-Delaware Shares")

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          1.2  INSTRUMENTS OF TRANSFER.

               (a) VIRTUAL-SA SHARES. Selling Stockholder hereby endorses, assigns and transfers all of his right and interest in and to the Virtual-SA Shares. From time to time after the Closing Date, and without further consideration, the Selling Stockholders will execute and deliver such other instruments of transfer and take such other actions as VTI-Delaware may reasonably request in order to more effectively transfer to VTI-Delaware the securities intended to be transferred hereunder.

               (b) VTI-DELAWARE SHARES. VTI-Delaware shall deliver to the Selling Stockholders on the Closing Date original certificates evidencing VTI-Delaware Shares, in form and substance satisfactory to the Selling Stockholders, in order to effectively vest in the Selling Stockholders all right, title and interest in and to the VTI-Delaware Shares. From time to time after the Closing Date, and without further consideration, VTI-Delaware will execute and deliver such other instruments and take such other actions as the Selling Stockholders may reasonably request in order to more effectively issue to them VTI-Delaware Shares.

          1.3 CLOSING. The closing ("Closing") of the exchange of the Virtual-SA Shares and the VTI-Delaware Shares shall take place at the offices of Virtual-SA, at 10:00 a.m., local time, on July 3, 1996, or at such other time and place as may be agreed to by the Selling Shareholders and VTI-Delaware ("Closing Date").

     2. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS. Each Selling Stockholder severally represents, warrants and covenants to and with VTI-Delaware with respect to himself, as follows:

          2.1 POWER AND AUTHORITY. The Selling Stockholder has all requisite individual power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "Documents"). All individual action on the part of the Selling Stockholder necessary for the authorization, execution, delivery and performance of the Documents by the Selling Stockholder has been taken and no further authorization on the part of the Selling Stockholder is required to consummate the transactions provided for in the Documents. When executed and delivered by the Selling Stockholder, the Documents shall constitute the valid and legally binding obligation of the Selling Stockholder enforceable in accordance with their respective terms.

          2.3 OWNERSHIP OF AND TITLE TO SECURITIES. The Selling Stockholders represent that they are the sole owner of all of the issued and outstanding shares of capital stock of Virtual-SA and that there are no warrants, options, subscriptions, calls, or other similar rights of any kind for the issuance or purchase of any securities of Virtual-SA held by the Selling Stockholder or any other persons. The Selling Stockholder represents that the Selling Stockholder has and will transfer to VTI-Delaware good and marketable title to the Virtual-SA Shares which he owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances.

          2.4 NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. The Selling Stockholder represents that, to his best knowledge, no order of any court or administrative agency is in effect which restrains or prohibits the Selling Stockholder from consummating the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or threatened which

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questions the validity or legality of the Selling Stockholder's consummation of the transactions contemplated hereby.

          2.5 APPROVALS AND CONSENTS. The Selling Stockholder represents that, to his best knowledge, there are no permits, consents, mandates or approvals of public authorities, either Swiss or foreign, federal, state or local, or of any third party necessary for the Selling Stockholder's consummation of the transactions contemplated hereby.

          2.6 INVESTMENT AND RELATED REPRESENTATIONS. The Selling Stockholder is aware that neither the VTI-Delaware Shares nor the offer or sale thereof to the Selling Stockholder has been registered under the U.S. Securities Act of 1933, as amended ("Securities Act"), or under any foreign or state securities law. The Selling Stockholder acknowledges that the VTI-Delaware Shares are being offered pursuant to Regulation S under the Securities Act. The Selling Stockholder acknowledges that it is not a "U.S. person" as defined by Rule 902(o) under the Securities Act, and that it is not acquiring the VTI-Delaware Shares for the account or benefit of any "U.S. person." The Selling Stockholder understands that to the extent Regulation S does not apply to VTI-Delaware's issuance of VTI-Delaware Shares to the Selling Stockholder, the VTI-Delaware Shares will be characterized as "restricted" securities under U.S. federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Selling Stockholder agrees that the Selling Stockholder will not sell all or any portion of VTI-Delaware Shares except in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Selling Stockholder understands that each certificate for VTI-Delaware Shares issued to the Selling Stockholder or to any subsequent transferee shall be stamped or otherwise imprinted with an appropriate legend summarizing the restrictions described in this Section 2.6 and that VTI-Delaware shall refuse to transfer the VTI-Delaware Shares except in accordance with such restrictions.

     3.  MISCELLANEOUS.

          3.1 CUMULATIVE REMEDIES. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulative and not alternatively.

          3.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          3.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

          3.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

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          3.5  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.


"VTI-Delaware"

VIRTUAL TELECOM, INC.,
a Delaware corporation


By: /s/ Neil Gibbons
    --------------------------------------
    Neil Gibbons, Chief Executive Officer



"Selling Shareholders"

/s/ Neil Gibbons                        /s/ Daniel Huber
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Neil Gibbons                            Daniel Huber